Exhibit 5.1

Snell & Wilmer

50 West Liberty Street
Suite 510
Reno, NV 89501

775.785.5440 P

775.785.5441 F

February 7, 2023

Anavex Life Sciences Corp.

51 West 52nd Street, 7th Floor

New York, New York 10019-6163

Re: Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel to Anavex Life Sciences Corp. (the “Company”) in connection with the prospectus supplement dated February 3, 2023 (the “Prospectus Supplement”) filed pursuant to Rule 424(b)(5) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (the “Securities Act”) relating to the registration of (i) up to $150,000,000 in shares of the Company’s common stock, par value $0.001 per share (the “Purchase Shares”), (ii) 75,000 shares of the Company’s common stock, par value $0.001 per share, to be issued on the date of the filing of the Prospectus Supplement (the “Initial Commitment Shares”), and (iii) up to 75,000 shares of the Company’s common stock to be issued pursuant to the terms of the Purchase Agreement, par value $0.001 per share, as the Company’s common stock is purchased under the Purchase Agreement (the “Additional Commitment Shares”, together with the Initial Commitment Shares, the “Commitment Shares”). The Purchase Shares and Commitment Shares are being sold and issued pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated February 3, 2023 (the “Purchase Agreement”). The Prospectus Supplement is part of the Registration Statement on Form S-3ASR (Registration No. 333-259788) filed with the SEC on September 24, 2021 and declared effective on September 24, 2021 (the “Registration Statement”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Purchase Agreement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Purchase Shares and the Commitment Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Purchase Shares and Commitment Shares issued after the date of this letter. We have not verified any of these assumptions.

ALBUQUERQUE     BOISE     DALLAS     DENVER     LAS VEGAS     LOS ANGELES     LOS CABOS     ORANGE COUNTY
PHOENIX     PORTLAND     RENO     SALT LAKE CITY     SAN DIEGO     SEATTLE     TUCSON     WASHINGTON, D.C.

Snell & Wilmer

Anavex Life Sciences Corp.

February 7, 2023

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Commitment Shares and the Purchase Shares are duly authorized for issuance by the Company, and, when issued in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to this firm under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.